EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration Nos. 333-168252, 333-152250, and 333-111386) of RegeneRx Biopharmaceuticals, Inc. (“the Company”) of our report, dated April 11, 2023, on our audits of the financial statements of RegeneRx Biopharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia

April 11, 2023